EX-99.28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Jacob Funds Inc. and to the use of our report dated October 29, 2014 on the financial statements and financial highlights of Jacob Internet Fund, Jacob Small Cap Growth Fund, Jacob Micro Cap Growth Fund and Jacob Wisdom Fund, each a series of shares of Jacob Funds Inc. Such financial statements and financial highlights appear in the August 31, 2014 Annual Report to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 22, 2014